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                                                                    EXHIBIT 99


                    BRISTOL RETAIL SOLUTIONS, MIAMI COMPANY
                       AGREE TO RESCIND MERGER AGREEMENT

        NEWPORT BEACH, CA, July 23, 1997 - Bristol Retail Solutions, Inc. (BRTL:NASDAQ) and privately-held International Systems & Electronics, Inc.
(ISE) today announced they have agreed to rescind the merger of ISE into Bristol.

        The transaction between ISE, a Miami, Florida point-of-sale (POS) systems dealer, and Newport Beach-based Bristol was announced in May.

        The expanding focus by ISE on Central and Latin America was in conflict with Bristol's current strategy of building market share in the United States through a national network of POS dealers, the companies said. It was determined that both Bristol and ISE could more effectively achieve their respective business development objectives as separate companies, the two organizations stated.

        Bristol operations, excluding ISE, generated $26.9 million in revenues for the year ending December 31, 1996. ISE reported $4.8 million in revenues for the same period. Bristol said it would take a charge of under $100,000 for legal and accounting expenses in connection with the merger rescission.

        ISE sells and services POS systems manufactured by NCR which are installed and serviced in supermarkets, restaurants and other retail establishments.

        Bristol provides retail automation solutions through its network of POS dealers and systems integrators.